MERCHANDISING LICENSE AGREEMENT

AGREEMENT NO. **MLA200600215**

DATE: November 21, 2006

LICENSOR: MGA ENTERTAINMENT, INC. ("Licensor")
16380 Roscoe Boulevard
Van Nuys, CA 91406

LICENSEE: THE SINGING MACHINE CO., INC. ("Licensee")
6601 Lyons Road #A-7
Coconut Creek, FL 33073

Telephone: 954.596.1000
Fax: 954.596.2000
Contact: Alicia Haskamp
Email: aliciahaskamp@singingmachine-hk.com

SCHEDULE

1. **"PROPRIETARY SUBJECT MATTER"**: The "Proprietary Subject Matter" consists of: (a) artwork and other distinctive creative elements derived from the property entitled "**Bratz**", and the name "Bratzpack" and the characters and names "Cloe," "Sasha," "Jade," "Yasmin," "Meygan" and "Dana", including the trademarks and other proprietary marks related thereto; and (b) artwork and other distinctive creative elements derived from the property entitled "**Bratz Kidz**" the characters and names associated therewith, including the trademarks and other proprietary marks related thereto (collectively, the "Property").

2. **"LICENSED ARTICLES"**: Licensed Articles shall include the following:

Licensed Articles:	# of Designs
13 inch TV & DVD CRT combination (other sizes authorized so long as 13 inch units are included)	minimum of one
CD boom box (limited to the CE aisle only in the Distribution Channels)	minimum of one
CD clock radio (limited to the CE aisle only in the Distribution Channels)	minimum of one
DVD player	minimum of one
Mini radio (limited to the CE aisle only in the Distribution Channels)	minimum of one
Portable DVD player	minimum of one
Sunglass radio (limited to the CE aisle only in the Distribution Channels)	minimum of one

3. **"LICENSED TERRITORY"**: United States, Canada, Australia, New Zealand, Mexico, Chile, and Venezuela ("Licensed Territory"). If Licensee markets, promotes, sells or offers for sale, directly or indirectly, any of the Licensed Articles outside of the Licensed Territory, Licensor may, in its sole and absolute discretion, immediately terminate this Agreement.

A.J.

4. **"DISTRIBUTION CHANNELS"**: The Distribution Channels or markets in which Licensee is authorized to sell and/or distribute the Licensed Articles are as follows: airport stores, department stores, gift channels, mass market stores, toy stores, and mail order catalogs (limited to JC Penney and Seventh Avenue). Licensee shall not display Licensed Articles or offer them for sale by means of any Internet website, except as permitted in writing by Licensor and in conformity with Licensor's Internet privacy and content policies. Licensee shall not register any domain name incorporating in whole or in part the name of the Property, the names of any characters or phrases associated with the Property.

5. **"TERM"**: The Term begins January 1, 2007 and ends December 31, 2009 ("Term"), unless sooner terminated as provided in the Standard Terms & Conditions attached hereto.

6. **RIGHTS GRANTED**: In consideration of the payments set forth below, and of and subject to the covenants, undertakings and agreements by Licensee in this Agreement, Licensor hereby grants to Licensee the non-exclusive right to use the Property only in connection with the Licensed Articles, in the Distribution Channels throughout the Licensed Territory for the Term.

7. **PAYMENTS:**

(a) "Advance": Licensee shall pay Licensor a non-refundable Advance, in the following amounts: Bratz for one hundred four thousand dollars (USD$104,000.00) and Bratz Kidz for twenty six thousand dollars (USD$26,000.00), both payable upon signature of this Agreement by Licensee.

(b) "Royalty": The Royalty shall be as follows:

- 5% of 100% of Licensee's Net Sales for **video** Licensed Articles; and
- 7% of 100% of Licensee's Net Sales for **audio** Licensed Articles

Allowances, markdowns and returns shall not exceed five percent (5%) of Licensee's cumulative gross sales of the Licensed Articles shipped; customary trade discounts actually granted by Licensee shall not exceed ten percent (10%) of the gross sales of Licensed Articles shipped; and the combined total of allowances, markdowns, returns and customary trade discounts shall not exceed fifteen percent (15%) of the gross sales of Licensed Articles shipped.

(c) "Guarantee": Licensee shall pay Licensor a minimum Guarantee in the following amounts: Bratz for four hundred thousand dollars (USD$400,000.00) and Bratz Kidz for one hundred thousand dollars (USD$100,000.00), which shall be due and payable as the Advance, with the following payments due on the date and in the amount according to the table below to the extent not earned out by the Advance and Royalty, but in no event later than ninety (90) days prior to the end of the Term.

D.J

Payment Schedule:	USD$ Bratz	USD$ Bratz Kidz		
Advance	104,000.00	26,000.00	Due on or before	Upon signing
Payment	68,000.00	17,000.00	Due on or before	June 30, 2007
Payment	68,000.00	17,000.00	Due on or before	December 31, 2007
Payment	80,000.00	20,000.00	Due on or before	June 30, 2008
Payment	80,000.00	20,000.00	Due on or before	December 31, 2008

8. **"MARKETING DATE":** Licensee shall manufacture, distribute and commence the marketing of a substantial number of each of the Licensed Articles in each country of the Licensed Territory no later than September 1, 2007 (the "Marketing Date"). Licensee shall notify Licensor of the initial shipment date of each Licensed Article to Licensee's customers.

9. **"MINIMUM ADVERTISING GUARANTEE":** Licensee shall expend, in addition to the Guarantee, an amount equal to at least two percent (2%) of Licensee's annual Net Sales for the Licensed Articles (the "Minimum Advertising Guarantee") during the Term, to market, advertise and promote the Licensed Articles with Licensee's sales of its own products and other licensed products of the same price, category and type.

10. **PLACE OF MANUFACTURE**: China
NAME, ADDRESS, PHONE, CONTACT PERSON OF APPROVED THIRD PARTY MANUFACTURER:

Company Name	Address	Contact	Tel/Fax
Arts Electronics	Dongguan China	Raymond Leung	(86)138-269-73388
Starlight Electronics	Panyu, China	Danny Lee	(852) 3471-1370
Potex	Ping Shan, China	Winston Tse	(86) 755-896-60128
Kam Fai	Dongguan, China	Mr. Kwok	(86) 769-8709-0082

11. **APPROVALS**: All Licensed Articles and any related packaging and advertising must be approved by Licensor in writing before promotion, distribution or sale by Licensee. **Such approvals or disapprovals are within Licensor's sole and absolute discretion, and any submission not approved in writing is deemed disapproved. Licensor's approval or disapproval may be exercised at all stages of development, manufacturing, distribution, and sale.**

12. **NO WORK UNTIL AGREEMENT SIGNED:** Licensee shall not commence work with respect to the Property and, without limitation, shall not show any products or prototypes embodying the Property prior to the time that this Agreement is fully accepted and signed by Licensor.

13. **ADDITIONAL TERMS**: The balance of the terms shall be as set forth in Licensor's Standard Terms and Conditions, which are attached hereto and incorporated herein by this reference. All terms used in this Agreement shall, except as expressly provided for herein, be used as defined in the Standard Terms and Conditions. In the event of a conflict between this Schedule and the Standard Terms and Conditions, the provisions of this Schedule shall govern.

A.J

14. **SPECIAL PROVISIONS:**

(a) The number of samples of each Licensed Article per SKU shall be five (5).

(b) The language used on the Licensed Article(s) shall be English and the official language(s) of each country listed as a Licensed Territory.

(c) Insurance coverage minimum amounts as stated in Section 6 of the Standard Terms & Conditions shall be amended to read one million dollars (USD $1,000,000.00) for each instance and two million dollars (USD$2,000,000.00) in the aggregate.

(d) Licensee acknowledges that the manufacturer(s) which shall produce the Licensed Article on behalf of the Licensee has a valid and current license with Macrovision which allows it to manufacture, distribute, and market products for third parties, and which contain proprietary technology from Macrovision and/or its affiliated companies to be used in the Licensed Articles and other related product categories. Said manufacturer(s) which become an approved manufacturer under the terms of Exhibit 1 (attached), shall provide confirmation in writing to Licensor of their Macrovision license prior to manufacturing of the Licensed Article.

(e) Licensor acknowledges it has its own license with Macrovision; however, Licensee shall be solely responsible for complying with Macrovision's policies, terms, and conditions, including payment of all license fees, royalties, and penalties which may be due to Macrovision by Licensee, if any, should the Licensed Article contain proprietary technology from Macrovision and/or its affiliated companies. Should Licensee be required to become a Macrovision licensee, written confirmation of such license shall be provided to Licensor by Licensee prior to shipping of the Licensed Articles.

By signing below, Licensee affirms that it is in agreement with the foregoing and that it has read and understands and agrees to be bound by the Standard Terms and Conditions attached hereto and forming a part hereof. Licensee further agrees that this Agreement, consisting of the Schedule and Standard Terms and Conditions, shall also serve as an invoice to Licensee with respect to the amounts payable hereunder and Licensee agrees to pay such amounts to Licensor as and when specified herein. This Agreement shall not be binding upon Licensor until fully signed and delivered.

ACCEPTED AND AGREED TO:

THE SINGING MACHINE CO., INC. ("Licensee")	MGA ENTERTAINMENT, INC. ("Licensor")
By: Gary Atkinson	By: ______
Title: CFO	Title: ______
Date: 12/20/06	Date: ______